LOAN AGREEMENT

     THIS LOAN AGREEMENT (this "AGREEMENT"), dated as of December 22, 1998, is between Slough Estates USA Inc., a Delaware corporation ("LENDER"), the address of which is 33 West Monroe Street, Suite 2000, Chicago Illinois 60603, and Tipperary Oil & Gas (Australia) Pty Ltd., a company limited by shares under the Corporations Act of Queensland, Australia ("BORROWER"), the address of which is 633 Seventeenth Street, Suite 1550, Denver, Colorado 8020

                                      RECITALS:

     A.   Lender has agreed to loan Borrower Six Million Dollars (US
$6,000,000).

     B. The loan will be recourse and secured by the hereinafter described Collateral.

     C.   Lender and Borrower wish to set out the terms of the loan agreement.

     NOW THEREFORE, for and in consideration of the terms of this Agreement, the adequacy of which is hereby acknowledged, the parties agree as follows:

1.   LOAN

     1.1 LOAN OF FUNDS. At the hereinafter described Closing, Lender shall loan, and Borrower shall borrow, the principal amount of Six Million Dollars (US $6,000,000) (the "LOAN"). At Closing, Lender shall withhold from the proceeds of the Note, as defined herein, an origination fee of Sixty Thousand Dollars ($60,000), equal to one percent (1%) of the principal amount of the Note. The Loan shall be used to fund the drilling of eight (8) new wells (collectively, the "NEW WELLS") on, and to expand the gas gathering system relating to, the Comet Ridge Project (the "PROJECT") in Queensland, Australia. The New Wells consist of Proposed Fairview Wells Nos. 21 through 28, on Petroleum Lease No. 91, as set forth in the attached Authorities for Expenditure, Geological Prognoses/Start Memoranda and map, attached hereto as Exhibit A. The Project is subject to that certain Joint Operating Agreement dated May 15, 1992 among Tri-Star Petroleum Company, Tipperary Oil & Gas Corporation and others.
Borrower may lend a portion of the Loan to the other participants in the Project, as provided in Section 5.2.

     1.2 PROMISSORY NOTE. (a) At the Closing, Borrower shall execute a Promissory Note (the "NOTE") in favor of Lender in the form and substance of the Note attached hereto as Exhibit B. The Note shall be dated and issued on the date of Closing and payable to the order of Lender in the principal amount of the Loan. The Note shall be for a term of five (5) years, at which time the entire unpaid principal balance of the Note, together with all accrued and unpaid interest thereon and all other amounts due and owing thereunder, shall be due and payable. The unpaid principal amount of the Loan, plus any other outstanding balance, shall bear interest at the rate of therein stated. The Note shall also be subject to the other terms set forth in Exhibit B.

     (b) Payments of principal and interest under the Note are payable to Lender by wire transfer or other deposit of immediately available funds into the account designated by Lender at a bank or other financial institution situated in the United States.

2.   COLLATERAL

     The Note is secured by a security agreement of even date herewith (the "Security Agreement"), in favor of Lender, with respect to a pledge of the issued and outstanding stock (the "TOGA STOCK") of Borrower, held by Tipperary Oil & Gas Corporation ("TOGC"), a wholly-owned subsidiary of Tipperary Corporation. The Security Agreement also pledges the TOGA Stock to secure repayment,

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as to principal and interest, of a Promissory Note, of even date herewith, as to principal and interest, by Tipperary Corporation to Lender in the principal amount of Five Million Five Hundred Thousand Dollars ($5,500,000). In the event that certain governmental consents are obtained by or on behalf of Borrower and other participants in the Project, then in place of such pledge of the TOGA Stock, the Security Agreement grants certain security interests in the New
Wells, the Existing Wells (as "Existing Wells" is defined in the Note) and certain other assets related to and included in the Project, to secure repayment of the two promissory notes.

3.   WARRANTIES, REPRESENTATIONS AND COVENANTS

     3.1 WARRANTIES, REPRESENTATIONS AND COVENANTS OF BORROWER AND AFFILIATES. In addition to any other warranties, representations, and covenants in this Agreement, each of Borrower, Tipperary Corporation ("Tipperary"), and TOGC, which is wholly-owned by Tipperary, warrants, represents, and covenants that:

     (a) Except as otherwise provided herein, the Collateral is free of any third party rights arising by, through, or under it;

     (b) To the best of its knowledge, information, and belief, the Authority to Prospect and Petroleum Leases Nos. 90, 91 and 92 relating to the Project are in full force and effect and no event has occurred which, through the passage of time or the expiration of any grace period provided for therein, would constitute a default if not cured;

     (c) To the best of its knowledge, information, and belief, the Existing Wells are, and the New Wells will be, located on Petroleum Leases Nos. 90, 91 and 92; and within 45 days after the date hereof, Borrower will provide to Lender an opinion of an independent surveyor, geologist or other reasonably suitable professional person, in form reasonably satisfactory to Lender, that the Existing Wells are, and as planned the New Wells will be, located on Petroleum Leases Nos. 90, 91 and 92;

     (d) To the best of its knowledge, information, and belief, the Project complies with all applicable laws;

     (e) Except for Civil Action No. C842,265, TIPPERARY CORPORATION AND TIPPERARY OIL & GAS (AUSTRALIA) PTY LTD. V. TRI-STAR PETROLEUM COMPANY (the "Tri-Star Litigation"), in the District Court of Midland County, Texas, it is not as of the date hereof a party to any material litigation, arbitration, or other proceeding, and to its knowledge there are no pending or threatened litigation, arbitration, or other proceedings;

     (f) It shall notify Lender as promptly as reasonably possible and, in any event, no later than three (3) business days after receiving actual notice thereof or prior to Closing, whichever first occurs, of any change in any of its representations and warranties (including any change where any representation or warranty that is given to its knowledge, information, and belief would no longer be true or correct if such representation or warranty had not been qualified in such manner) to the extent any such representation or warranty would not be true and correct if made at such time;

     (g) It is duly formed, validly existing and in good standing under the laws of the jurisdiction of its formation;

     (h) Its execution, delivery and performance of this Agreement, the Note and the Security Agreement (the Security Agreement having been executed only by Tipperary, but calling for performance by Borrower and TOGC as well) are within its powers and have been duly authorized by all necessary action;


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     (i) This Agreement, the Note and the Security Agreement (the Security
Agreement having been executed only by Tipperary, but calling for performance by Borrower and TOGC as well) have been duly executed and delivered by it and constitute legal, valid and binding obligations enforceable against it in accordance with their terms, except as such enforceability may be limited by bankruptcy, insolvency or other similar laws affecting creditors' rights in general;

     (j) It will not breach any other agreement by entering into or performing this Agreement, the Note or the Security Agreement (the Security Agreement having been executed only by Tipperary, but calling for performance by Borrower and TOGC as well);

     (k) It is unaware of any material facts or circumstances that have not been disclosed in this Agreement, but which should be disclosed to Lender, in order to prevent the warranties, representations, and covenants in this Agreement from being materially misleading;

     (l) It shall protect, defend, indemnify, and hold Lender harmless from any action, claim, demand, or damages resulting from a breach of its warranties, representations, or covenants herein; and

     (m) There are no claims for brokerage commissions, finders' fees or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement entered into by it. It shall pay, and hold Lender harmless against, any liability, loss or expense (including, without limitation, reasonable attorneys' fees and out-of-pocket expenses) arising in connection with any such claim.

     3.2 LENDER'S WARRANTIES AND REPRESENTATIONS. Lender warrants and represents that:

     (a) It is duly formed, validly existing and in good standing under the laws of the jurisdiction of its formation;

     (b) It has all requisite corporate powers and all governmental and regulatory licenses, authorizations, consents and approvals required to carry on its business as now conducted;

     (c) Its execution, delivery and performance of this Agreement, the Note and the Security Agreement are within its powers and have been duly authorized by all necessary action;

     (d) This Agreement, the Note and the Security Agreement have been duly executed and delivered by it and constitute the legal, valid and binding obligations of it enforceable against it in accordance with their terms, except as such enforceability may be limited by bankruptcy, insolvency or other similar laws affecting creditors' rights in general;

     (e) It will not breach any other agreement by entering into or performing this Agreement;

     (f) It is unaware of any material facts or circumstances that have not been disclosed in this Agreement, but which should be disclosed to Borrower, in order to prevent the warranties, representations, and covenants in this Agreement from being materially misleading; and

     (g) It shall protect, defend, indemnify, and hold Borrower harmless from any action, claim, demand, or damages resulting from a breach of its warranties, representations, or covenants herein.

     3.3 SURVIVAL OF REPRESENTATIONS AND WARRANTIES. All of the representations and warranties contained in this Agreement (regardless of where appearing in this Agreement) shall survive the execution and delivery of this Agreement.


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4.   ADDITIONAL AFFIRMATIVE COVENANTS

     4.1 FINANCIAL STATEMENTS AND OTHER INFORMATION. (a) Borrower shall maintain books and records in accordance with its customary accounting practices and in which full, true and correct entries shall be made of all dealings and transactions in relation to its business and activities. To the extent relevant to its obligations under this Agreement, Borrower shall permit Lender to examine and make abstracts or copies from its books and records, to conduct a collateral audit and analysis of its accounts, and to discuss its affairs, finances and accounts with its officers and accountants, all at such reasonable times and as often as Lender may reasonably request. Borrower irrevocably authorizes Lender upon an Event of Default to communicate directly with its accountants and irrevocably authorizes and directs such accountants to disclose to Lender any and all information with respect to the business and financial condition of Borrower as Lender may from time to time request in writing. Borrower's books and records will be located at Borrower's principal office.

     (b) (i) Borrower shall provide Lender with annual financial statements of Borrower, conforming to Borrower's customary accounting practices (which financial statements shall be incorporated into the consolidated annual financial statements audited by Tipperary Corporation's independent certified public accountants) within ninety (90) days after the end of each fiscal year of Borrower. Said statements shall contain such information as will enable Lender to verify the correctness of any payments to be made by Borrower hereunder.

          (ii) Borrower shall provide Lender with monthly financial statements, prepared by Borrower and conforming to Borrower's customary accounting practices, within forty-five (45) days after the end of each month. Said statements shall contain such information as will enable Lender to verify the correctness of any payments to be made by Borrower hereunder.

     (c) Borrower shall promptly furnish Lender any additional information, reports and statements to the extent reasonably relevant to ensuring compliance with this Agreement.

     4.2 INDEBTEDNESS. Borrower shall: (a) pay and discharge any and all indebtedness payable by Borrower and any interest thereon, when due (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise) in accordance with the agreements or instruments relating to such indebtedness, and
(b) perform, observe and discharge, in a material manner, all covenants, conditions and obligations imposed upon Borrower by any and all agreements and instruments relating to such indebtedness.

     4.3 TAXES AND RETURNS. Borrower shall duly file all income tax returns and all other tax returns and reports that are required to be filed within any applicable jurisdiction and duly pay and discharge promptly all taxes, assessments and other governmental charges imposed upon it; provided however, Borrower shall not be required to pay any such tax, assessment or other governmental charge the payment of which is being contested in good faith and by appropriate proceedings being diligently conducted.

     4.4 PAYMENT OF ACCOUNTS. Borrower shall promptly pay and discharge: (a) all trade accounts payable in accordance with usual and customary business practices, and (b) all claims for work, labor or materials which if unpaid might become a lien upon any of its assets; provided however, Borrower shall not be required to pay any such account payable or claim the payment of which is being contested in good faith and by appropriate proceedings being diligently conducted.

     4.5 MAINTENANCE OF EXISTENCE AND CONTRACTS. Borrower shall preserve, renew and keep in full force and effect its existence and rights and franchises with respect thereto and maintain in full force and effect all surety, insurance and financial responsibility bonds, letters of credit and other

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guarantees, permits, licenses, trademarks, trade  names, approvals, authorizations, charters, leases, transportation contracts and other contracts necessary to carry on its business as the same is presently being carried on and/or as the same is proposed to be carried on.

     4.6 COMPLIANCE WITH AGREEMENTS AND LAWS. Borrower shall observe all requirements of any foreign, federal, state or local governmental or regulatory authority applicable to its business, except those being contested in good faith by appropriate proceedings diligently pursued.

     4.7 NOTIFICATION OBLIGATIONS. Borrower shall notify Lender in writing of any of the following within five (5) days after learning of the occurrence thereof, describing the same and, if applicable, the steps being taken by any person affected with respect thereto:

     (a) The occurrence of: (i) any Event of Default of this Agreement or (ii) Borrower's failure to perform or observe any material term, covenant or provision contained in this Agreement, the Note or the Security Agreement;

     (b) The institution of any litigation, arbitration proceeding or governmental or regulatory proceeding affecting Borrower, whether or not considered to be covered by insurance, in which the claim for relief seeks recovery of an amount in excess of One Hundred Thousand Dollars (US $100,000) (or, if no dollar amount is specified in the claim for relief, in which there is a reasonable likelihood of recovery of an amount in excess of US $100,000) or any form of equitable relief;

     (c) The entry of any judgment or decree against Borrower in an amount in excess of One Hundred Thousand Dollars (US $100,000);

     (d) Any information, notices, requests or reports filed by Borrower with, or furnished to or received by Borrower from, any insurance agent, broker or underwriter which is material to Borrower;

     (e) The occurrence of any material adverse change in Borrower's assets, liabilities, business, operations, prospects, income or condition (financial or otherwise); and

     (f) Any notices required to be provided pursuant to other provisions of this Agreement and notice of the occurrence of such other events as Lender may from time to time reasonably specify.

5.   ADDITIONAL NEGATIVE COVENANTS

     5.1 CONSOLIDATION, MERGER, DISSOLUTION, AND SALE OF ASSETS. (a) Borrower shall not: (i) directly or indirectly merge into or with or consolidate with any other entity or permit any other entity to merge into or with or consolidate with it, (ii) sell, assign, transfer, abandon or otherwise dispose of substantially all of its assets or (iii) wind up, liquidate or dissolve or otherwise fail to maintain its existence.

     (b) Other than in the ordinary course of business, Borrower shall not, and shall not permit any of its subsidiaries to sell or otherwise dispose of any substantial part of its assets or of any substantial part of its subsidiaries' assets during any rolling twelve (12) month period, or enter into a sale and leaseback of any substantial part of its properties; provided however, Borrower may sell or otherwise dispose of a substantial part of its assets or assets of a subsidiary as long as the proceeds from such sale in excess of a substantial part of its assets are reinvested in Borrower or the subsidiary's business within the 12 month period following such sale of assets, and if not so reinvested then Borrower will make an offer on a pro rata basis with other senior indebtedness, if any, to repay the Note, to the extent such proceeds are not reinvested, at the Make-Whole Amount (as defined in the Note) from such excess proceeds. For the purpose of this covenant only, "SUBSTANTIAL PART" refers to assets

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which constitute ten percent (10%) or more of the total assets of Borrower and its subsidiaries on a consolidated basis (as of the end of the most recent fiscal quarter at the time of calculation).

     5.2 USE OF LOAN. Unless Lender otherwise consents, the Loan proceeds shall be used only for any one or more of the following purposes: (a) to fund the drilling of the New Wells and to conduct operations and pay expenses relating to the New Wells, (b) to expand the gas gathering system relating to the Project and to conduct operations and pay expenses related to the gathering system, and (c) to lend funds to other participants in the Project for the purposes noted in clauses (a) and (b) of this Section.

     5.3 CHANGES IN NATURE OF BUSINESS. Borrower shall not engage in any business if, as a result, the general nature of the business which would then be engaged in by Borrower as a whole would be substantially changed from the general nature of the business engaged in by Borrower as of the date of this Agreement, which is oil and gas exploration, production, and transportation.

     5.4 TRANSACTION NOT IN ORDINARY COURSE OF BUSINESS. Except as otherwise permitted herein, Borrower will not enter into any transaction not in the ordinary course of business.

     5.5 AMENDMENT OF ARTICLES OF ASSOCIATION. Borrower will not amend its Articles of Association or Bylaws in any manner that could adversely affect Lender's rights or Borrower's obligations under this Agreement, the Note or the Security Agreement.

     5.6 INSOLVENCY, APPOINTMENT OF RECEIVERS. Borrower shall not go into voluntary bankruptcy or insolvency, or apply for or consent to the appointment of a receiver or trustee of itself or of its Property or make any general assignment for the benefit of its creditors, or suffer any order adjudicating it to be bankrupt or insolvent or appointing a receiver or trustee of it or its Property.

6.   EVENTS OF DEFAULT AND REMEDIES

     6.1 EVENTS OF DEFAULT. (a) The occurrence of any one or more of the following for any reason whatsoever (whether voluntary or involuntary, by operation of law or otherwise), if not cured within the applicable time frame specified in 6.2, shall constitute an "EVENT OF DEFAULT":

          (i) Borrower fails to make any installment or other payment of the principal as and when such payments become due and payable according to the terms of the Note, or the terms hereof or otherwise;

          (ii) Borrower fails to make any payment of interest as and when such payments become due and payable according to the terms of the Note, or the terms hereof;

          (iii) Borrower fails to perform any covenant hereunder or under the Note or the Security Agreement;

          (iv) Any representation, warranty, certification or statement of Borrower made herein or in any financial statement furnished by Borrower to Lender, is false or misleading in any material respect when made;

          (v) Borrower wrongfully denies it has any further liability or obligation hereunder or under the Note or the Security Agreement; or

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          (vi) Borrower defaults in the observance or performance of any covenant or term of any other indebtedness for borrowed money in excess of U.S. $500,000 if such failure would permit the holder of such indebtedness to accelerate its maturity with the passage of time.

     (b) The occurrence of any one or more of the following for any reason whatsoever (whether voluntary or involuntary, by operation of law or otherwise) shall constitute an Event of Default:

          (i) This Agreement, the Note or the Security Agreement shall at any time for any reason cease to be in full force and effect or shall be declared to be null and void by a court of competent jurisdiction, or if the validity or enforceability thereof shall be contested or denied by Borrower, or if the transactions contemplated hereunder or thereunder shall be contested by Borrower;

          (ii) Borrower: (A) applies for or consents to the appointment of or the taking of possession by a receiver, custodian, trustee, liquidator or the like of itself or of all or a substantial part of its assets, (B) admits in writing its inability, or becomes generally unable, to pay its debts as such debts become due, (C) makes a general assignment for the benefit of its creditors, (D) commences a voluntary case under applicable bankruptcy laws, (E) files a petition seeking to take advantage of any other law relating to bankruptcy, insolvency, reorganization, winding-up, or composition and adjustment of debts, (F) fails to controvert in a timely or appropriate manner, or acquiesces in writing to, any petition filed against itself in an involuntary case under applicable bankruptcy laws, or (G) takes any corporate action for the purpose of effecting any of the foregoing; or

          (iii) An involuntary proceeding shall be commenced or an involuntary petition shall be filed in a court of competent jurisdiction seeking: (A) relief in respect of Borrower or of a substantial part of its assets under applicable bankruptcy laws, (B) the appointment of a receiver, trustee, custodian, sequestrator or similar official of Borrower or of a substantial part of its assets, or (C) the winding-up or liquidation of Borrower and such appeal proceeding or petition shall continue undismissed for sixty (60) consecutive days or an order or decree approving or ordering any of the foregoing shall continue unstayed and in effect for sixty (60) consecutive days.

     6.2 NOTICE OF DEFAULT. (a) Except as provided in Section 6.1(b), if Lender believes Borrower is in breach of this Agreement, it shall give such party written notice of the same and the opportunity, as set forth in this subsection, to cure such breach. If the Notified Party does not:

          (i) Cure such alleged default within the first to occur of: (A) ten
(10) days following receipt of such notice regarding payment of amounts owed under the Note, or (B) thirty (30) days following receipt of such notice as to all other matters; or

          (ii) With respect to breaches (other than payments of principal, interest, or other amounts owed to Lender) that cannot be cured within the time noted in subsection (i) despite using reasonable diligence, commence to cure such breach within five (5) days after its receipt of notice and thereafter diligently pursue all steps necessary to cure the breach as expeditiously as is reasonable under the circumstances; or

          (iii) Notify Lender (within five (5) days of its receipt of notice from Lender) that it disputes the existence of such alleged breach and institute a legal proceeding in a court of competent jurisdiction contesting the alleged breach within twenty (20) days of its receipt of such notice, then Lender may give notice, and all amounts owed under this Agreement shall be accelerated as provided in Section 6.3.

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     (b) If Borrower commences a proceeding as provided in subsection (a)(iii)
contesting the existence of an alleged breach, then this Agreement shall not terminate until a final nonappealable decision has been rendered in said proceeding. If said decision holds that Borrower was in breach, then Lender may give notice if Borrower has not cured such breach within the time periods specified in subsection (a) (with said time periods beginning to run as if the date of said decision constituted notice of breach from Lender), and all amounts owed under this Agreement shall be accelerated as provided in Section 6.3.

     (c) The obligation to pursue the procedures set out in subsection (a) shall not apply in situations in which a statute of limitations may lapse during such time period or in situations in which a party believes it may suffer irreparable harm as a result of following such procedures. In such event, the party seeking relief shall be entitled to seek expedited injunctive relief through a court of competent jurisdiction.

     6.3  ACCELERATION.   If an Event of Default is not cured as above provided,
Lender may declare the entire outstanding principal balance of, all accrued and unpaid interest on, and all fees, charges and other amounts due under this Agreement and the Note to be forthwith due and payable at the Make-Whole Amount (as defined in the Note) (except in the event of bankruptcy, in which event the Note may be accelerated at par), whereupon the same shall become and be immediately due and payable, without presentment, demand, protest or notice of any kind, all of which are hereby expressly waived by Borrower, and Lender may exercise any and all other rights and remedies which it may have under this Agreement, the Note or the Security Agreement.

     6.4 RIGHTS AND REMEDIES GENERALLY. Upon the occurrence and during the continuance of any Event of Default, Lender shall have, in addition to any and all other rights and remedies with respect to the Collateral contained in this Agreement, the Note, or the Security Agreement, all of the rights and remedies of a secured party under the Uniform Commercial Code of the relevant state or states of the United States and any other applicable law upon default by a Borrower, all of which rights and remedies shall be cumulative and non-exclusive, to the extent permitted by law. In addition to all such rights and remedies, Lender shall have the right to sell or otherwise dispose of all or any part of the Collateral and the sale or other disposition of the Collateral, or any part thereof, by Lender after an Event of Default may be for cash, credit or any combination thereof, and the Lender may purchase all or any part of the Collateral at public or, if permitted by law, private sale, and in lieu of actual payment of such purchase price, set-off the amount of such purchase price against Borrower's obligations then owing. Lender may, if it deems it reasonable, postpone or adjourn any such sale from time to time by an announcement at the time and place of sale or by announcement at the time and place of such postponed or adjourned sale, without being required to give a new notice of sale. Lender shall have the right to conduct such sales at such locations and on such occasions as Lender may see fit.

     6.5 SALE OR OTHER DISPOSITION OF COLLATERAL BY LENDER. Any notice required to be given by Lender of a sale other disposition or other intended action by Lender with respect to any of the Collateral that is deposited in the United States mail, postage prepaid and duly addressed to Borrower at the address specified herein for Notices, at least ten (10) days prior to such proposed action, shall constitute fair and reasonable notice to Borrower of any such action. Lender may apply the net proceeds of any sale or other disposition of any of the Collateral or of any other collection of the proceeds of any of the Collateral, after deducting all costs and expenses of every kind incurred therein or incidental to the preparing for sale, selling or the like of the Collateral or in any way related to Lender's rights hereunder (including without limitation reasonable attorneys' fees and expenses, court costs, bonds and other legal expenses, insurance, and other expenses incurred in connection with exercising its rights) to the payment, in whole or in part, of Borrower's obligations, whether due or not due, absolute or contingent, and only after payment by Lender of such amounts will Lender be

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obligated to account to Borrower for the surplus, if any.  The proceeds of any disposition of any of Borrower's interest in the Collateral shall be applied by Lender in the following order: (a) first, to the payment of all costs, expenses, liabilities and advances made or incurred by Lender in connection with the collection and enforcement of Borrower's obligations and the sale of Borrower's interests in or other realization upon the Collateral; provided, however, that nothing herein is intended to relieve Borrower of its obligation to pay such costs, expenses, liabilities and advances; (b) second, to the payment of that portion of Borrower's obligations constituting accrued and unpaid interest and fees; (c) third, to the payment of all of the other Borrower's obligations; and
(d) fourth, the payment of any surplus remaining after the payment of the amounts mentioned above shall be paid to Borrower or to whomsoever may be lawfully entitled thereto.

     6.6 LOAN IS RECOURSE. This Agreement and the Note are recourse against Borrower and are secured by the Collateral. Borrower shall remain liable to Lender for the payment of any deficiency.

     6.7 POWER OF ATTORNEY. Borrower hereby makes, constitutes and appoints Lender (and all persons designated by Lender) the true and lawful agent and attorney-in-fact of Borrower with full power of substitution if an Event of Default has occurred: (a) to sign the name of Borrower with respect to all documents and negotiable instruments to the extent relevant to the Collateral; and (b) to do any and all things necessary and take such actions in the name and on behalf of Borrower to carry out the intent of this Agreement, including, without limitation, the grant of the security interest granted under this Agreement and to perfect and protect the security interest granted to Lender with respect to the Collateral and Lender's rights under this Agreement, the Note, and the Security Agreement. The power of attorney granted under this Section shall be irrevocable until this Agreement is terminated.

     6.8 WAIVER OF DEMAND. DEMAND, PRESENTMENT, PROTEST AND NOTICE OF DEMAND, PRESENTMENT, PROTEST AND NONPAYMENT ARE HEREBY WAIVED BY BORROWER, AND IT ALSO WAIVES THE BENEFIT OF ALL VALUATION, APPRAISAL AND EXEMPTION LAWS.

     6.9 WAIVER OF NOTICE. IN THE EVENT OF AN EVENT OF DEFAULT, BORROWER HEREBY WAIVES ALL RIGHTS TO NOTICE AND HEARING OF ANY KIND PRIOR TO THE EXERCISE BY LENDER OF ITS RIGHTS TO REALIZE UPON THE COLLATERAL WITHOUT JUDICIAL PROCESS OR WITHOUT PRIOR NOTICE OR HEARING.

7.   CLOSING

     7.1 CLOSING. (a) The closing of the Loan ("CLOSING") shall: (i) occur on _____________, and (ii) be held at ___________________.

     (b) At the Closing, the parties thereto shall execute the Note and the Security Agreement and Lender shall wire transfer the Loan proceeds, net of the origination fee set forth in Section 1.1, to an account designated by Borrower at least three (3) business days prior to the Closing.

     (c) Borrower shall issue to Lender 2,209,145 shares of its capital stock, which is equal to ten percent (10%) of the number of shares issued and outstanding and held by TOGC following or after the Closing.

     (d) Borrower shall deliver or execute such additional documentation, including opinions of counsel, as Lender may reasonably request in conjunction with the Closing.

/Page

     7.2 CONDITIONS PRECEDENT. (a) Each of the following shall constitute a condition precedent to Lender's obligation to close the Loan:

          (i) All of Borrower's representations and warranties shall be true and correct as of the Closing as if made at the time of the Closing.

          (ii) Borrower shall not have been given a notice of default by Lender that Borrower has failed to cure;

          (iii) There shall have been no material adverse change between the date hereof and the Closing in the status of the Project that could materially and adversely affect the value of the Collateral; and

          (iv) Lender has no reasonable cause to believe Borrower's warranties or representations, to the extent qualified by having been made only to Borrower's knowledge, information, and belief, would not be true and correct as of the Closing if they had not been so qualified.

     (b) If any of the aforesaid conditions precedent shall not have been satisfied or shall not exist as of the Closing, then, unless Lender shall have waived in writing the satisfaction or existence of such condition precedent, in its election and in its sole and subjective discretion Lender shall not be obligated to close the transactions contemplated hereby and the Agreement shall terminate.

8.   GENERAL

     8.1. NOTICES. All notices required or permitted under this Agreement shall be given by registered or certified mail, postage prepaid, or by hand or commercial carrier delivery, directed as follows:

     If intended for Lender:

          Slough Estates USA Inc.
          33 West Monroe Street
          Suite 2000
          Chicago, Illinois   60603
          Attention: Marshall D. Lees, Chief Executive Officer
          Telephone  No.: 312-558-9100

          with copy to:

          Peter H. Fritts, Esq.
          Wildman Harrold Allen & Dixon
          225 West Wacker Drive
          Chicago, Illinois  60606
          Telephone No.: 312-201-2000

/Page

     If intended for Borrower:

          Tipperary Oil & Gas (Australia) Pty. Ltd.
          633 Seventeenth Street
          Suite 1550
          Denver, Colorado  80202
          Attention: David L. Bradshaw, President, Chairman, and CEO Telephone No. (303) 293-9379

          with copy to:

          Reid A. Godbolt, Esq.
          Jones & Keller, P.C.
          1625 Broadway, Suite 1600
          Denver, Colorado  80202
          Telephone No.: (303) 573-1600

Any notice delivered by mail in accordance with this paragraph shall be deemed to have been duly given on the third (3rd) business day after the same is deposited in any post office or postal box regularly maintained by the United States postal service. Any notice delivered by hand or commercial carrier shall be deemed to have been duly given upon actual receipt. Either party, by notice given as above, may change the address to which future notices may be sent.

     8.2. PARTIES IN INTEREST. All of the terms and provisions of this Agreement shall be binding upon and inure to the benefit of and be enforceable by the successors and permitted assigns of the Lender and Borrower; nothing in this Agreement express or implied is intended to confer upon any other person any rights or remedies under or by reason of this Agreement.

     8.3. ENTIRE AGREEMENT. This Agreement , the Note and the Security Agreement constitute the entire agreement and understanding of the parties. There are no oral or written representations, understandings, stipulations, agreements, or promises pertaining to the subject matter of this Agreement, the Note or the Security Agreement not incorporated in writing herein or therein, and neither this Agreement nor the Note or the Security Agreement nor any of the terms, provisions, conditions, representations, or covenants herein or therein contained can be modified, changed, terminated, amended, superseded, waived, or extended except by an appropriate writing executed by the parties.

     8.4 PARAGRAPH AND OTHER HEADINGS; PRONOUNS; AND CONSTRUCTION. The paragraph and other headings contained in this Agreement are for reference only and have no legal significance. The use of pronouns is generic and they shall mean any gender or number as appropriate. The terms "include" or "including," or similar terminology, shall be construed as meaning without limitation as to the nature or scope of the referenced matters.

     8.5 FURTHER ASSURANCES. Each party agrees to take such further actions and execute such further documents as may be necessary or appropriate to effectuate the purpose and intent of this Agreement.

     8.6 GOVERNING LAW; AND VENUE. (a) This Agreement and all documents executed pursuant hereto shall be construed and enforced in accordance with the laws of the State of Colorado, except to the extent its laws regarding conflict of laws or choice of law would otherwise apply the laws of another state.

/Page

     (b) Borrower and Lender: (i) consent to the non-exclusive jurisdiction of any federal or state court of competent jurisdiction sitting in Colorado or Illinois with respect to disputes arising under this Agreement, and (ii) agree that any process, notice of motion or other application to said courts, or any notice in connection with any action or proceeding hereunder may be served by certified mail, postage prepaid, return receipt requested.

     8.7 SURVIVAL AND NO MERGER. All warranties, representations, covenants, and agreements made by either or both of the parties under or relating to this Agreement shall be deemed and construed to be continuing and shall survive the Closing and not be merged into other documents executed pursuant hereto.

     8.8 NO WAIVER. Lender's failure at any time or times hereafter to require strict performance by Borrower of any provision of this Agreement, the Note or the Security Agreement shall not waive, affect or diminish any right of Lender thereafter to demand strict compliance and performance therewith. None of the undertakings, agreements, warranties, covenants or representations of Borrower contained in this Agreement, the Note or the Security Agreement and no Event of Default by the Borrower contained in this Agreement, the Note or the Security Agreement shall be deemed to have been waived by Lender unless such waiver is by an instrument in writing signed by Lender and directed to Borrower. No failure or delay by Lender in exercising any right, remedy, power or privilege hereunder or under the Note or the Security Agreement shall operate as a waiver thereof; nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The remedies provided herein and in the Note and the Security Agreement are cumulative and not exclusive of any remedies provided by law. Nothing herein contained shall in any way affect the right of Lender to exercise any statutory or common law right of lien or set-off.

     8.9 RESURRECTION OF BORROWER'S OBLIGATIONS. To the extent that Lender receives any payment on account of any of Borrower's obligations, and any such payment(s) or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside, subordinated and/or required to be repaid to a trustee, receiver or any other person under any bankruptcy act, state or federal law, common law or equitable cause, then, to the extent of such payment(s) received, Borrower's obligations or part thereof intended to be satisfied and any and all Liens upon or pertaining to any Collateral and theretofore created and/or existing in favor of Lender as security for the payment of such Borrower's obligations shall be revived and continue in full force and effect, as if such payment(s) had not been received by Lender and applied on account of Borrower's obligations.

     8.10 EQUITABLE RELIEF. If Borrower fails to perform, observe or discharge any of its obligations under this Agreement, any remedy at law may prove to be inadequate relief to Lender; Borrower agrees that Lender, if Lender so requests, shall be entitled to temporary and permanent injunctive relief in any such case without the necessity of proving actual damages.

     8.11 JOINT PARTICIPATION. Borrower has participated in the drafting of this Agreement, the Note and the Security Agreement and expressly acknowledges such joint participation, to avoid application of any rule construing contractual language against the party which drafted the language.

     8.12 PARTIAL INVALIDITY. The invalidity of any one or more of the provisions of this Agreement and/or any of the other Loan Documents shall not affect the remaining provisions hereof or thereof; and if one or more provisions of this Agreement and/or in the Note or the Security Agreement shall be deemed invalid in whole or in part by reason of any present or future law of the United States or any State or any decision of any court, Borrower will execute and deliver such other and further instruments and do such things as in the opinion of counsel for the Lender will carry out the true intent and spirit of this Agreement.

/Page

     8.13 WAIVER OF JURY TRIAL. Borrower hereby waives trial by jury in any litigation in any court with respect to, in connection with, or arising out of this Agreement, the Note or the Security Agreement, or the validity, protection, interpretation, collection or enforcement thereof.

     8.14 ATTORNEYS' FEES. In the event of a dispute among the parties that results in litigation or arbitration, the prevailing party shall be entitled to an award of attorneys' fees and costs.

     8.15 SERVICE OF PROCESS. For purposes of commencing any action or proceeding against Borrower relating to this Agreement, CT Corporation System, 1675 Broadway, Suite 1200, Denver, Colorado 80202, or Tipperary Corporation, 633 Seventeenth Street, Suite 1550, Denver, Colorado 80202, is hereby designated as the agent of Borrower on whom all process commencing such action or proceeding may be served.

     IN WITNESS WHEREOF, the parties have executed this Loan and Security Agreement as of the day and year first above written.

TIPPERARY OIL & GAS (AUSTRALIA) PTY LTD.     SLOUGH ESTATES USA INC.


By:                                          By:
     -----------------------------------          -----------------------------
     David L. Bradshaw, President                 Randall W. Rohner, Vice
                                                  President and Chief Financial
                                                  Officer

TIPPERARY CORPORATION (only with respect to the representations and warranties set forth in Section 3.2 above)


By:
     -----------------------------------
     David L. Bradshaw, President and
     Chief Executive Officer

TIPPERARY OIL & GAS CORPORATION (only with respect to the representations and warranties set forth in Section 3.2 above)

By:
     -----------------------------------
     David L. Bradshaw, President

/Page

THIS PROMISSORY NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT"), OR APPLICABLE STATE SECURITIES LAWS (THE "STATE ACTS"), AND SHALL NOT BE SOLD, PLEDGED, HYPOTHECATED, DONATED OR OTHERWISE TRANSFERRED (WHETHER OR NOT FOR CONSIDERATION) BY THE HOLDER EXCEPT UPON THE ISSUANCE TO TIPPERARY OIL & GAS (AUSTRALIA) PTY LTD. OF A FAVORABLE OPINION OF THE HOLDER'S COUNSEL OR SUBMISSION TO TIPPERARY OIL & GAS (AUSTRALIA) PTY LTD. OF SUCH OTHER EVIDENCE AS MAY BE SATISFACTORY TO COUNSEL TO TIPPERARY OIL & GAS (AUSTRALIA) PTY LTD., TO THE EFFECT THAT ANY SUCH TRANSFER SHALL NOT BE IN VIOLATION OF THE ACT AND THE STATE ACTS.


                                      EXHIBIT B

                                   PROMISSORY NOTE

U.S. $6,000,000                                                 Denver, Colorado
                                                               December 22, 1998

     Tipperary Oil & Gas (Australia) Pty Ltd., a company limited by shares under the Corporations Act of Queensland, Australia ("Maker"), hereby promises to pay to the order of Slough Estates USA Inc., a Delaware corporation ("Lender"), at its office located at 33 West Monroe Street, Suite 2000, Chicago, Illinois 60603, or at any other place the holder hereafter designates, the principal sum of Six Million Dollars (U.S. $6,000,000), together with interest thereon in lawful money of the United States as herein provided. This Note is executed pursuant to that Loan Agreement (the "Loan Agreement") of even date herewith between Lender and Maker, and capitalized terms used but not defined in this Note are defined in the Loan Agreement.

     1. INTEREST. The unpaid principal balance of this Note shall bear interest commencing on the date all proceeds of the loan are received by Maker, such interest to be at ten percent (10%) per annum, payable in arrears in calendar quarterly installments. Interest shall be calculated based on the actual number of days the principal balance remains outstanding in a year of 365 days.

     2. MATURITY; PAYMENTS OF PRINCIPAL AND INTEREST. The unpaid principal balance of this Note, together with accrued and unpaid interest, shall be due and payable five years from the date all proceeds of the loan are received by Maker. Principal and interest payments, which shall be payable quarterly or, as Maker may from time to time determine at its option, monthly, within ten (10) business days after the end of each calendar quarter or month, as the case may be (with interest calculated through the end of such quarter or month), shall equal the sum of (a) and (b) below (such calender quarter or month, as the case may be, being hereafter referred to as a "Period"):

          (a)  Seventy-five percent (75%) of

               (i) all proceeds received by Maker during the Period from natural gas, condensate, crude oil and other hydrocarbons produced and saved from or attributable to Maker's proportionate interests in Petroleum Leases 90, 91 and 92, along with the equipment and other property and rights located thereon or associated therewith in the Project (the "Subject Properties") plus all insurance proceeds and other proceeds from Maker's interests in the Subject Properties (exclusive of any interests by way of Maker's loans to other participants in the Project pursuant to Section 5.2(c) of the Loan Agreement), minus

               (ii) royalties to the State of Queensland, Australia, in respect of the foregoing amounts referenced in clause (i) due and owing by Maker during such Period, Approved Lease Operating Expenses, as defined below, and all amounts payable, pursuant to paragraph 3 hereof, constituting Contractual Payments by Maker to Lender, for such Period. Approved Lease Operating Expenses shall consist of (A) production and other direct taxes on the Subject Properties or the production therefrom that are due and payable during such Period, (B) direct leasehold operating


/Page

     expenses that are due and payable during such Period and (C) gathering and compression costs that are due and payable during such Period; provided, however, that all costs and expenses described in clauses (B) and (C) above shall not exceed Five Thousand Seven Hundred Dollars (U.S. $5,700) per month, or Seventeen Thousand One Hundred Dollars (U.S. $17,100) in the aggregate per quarter, per producing well.

          (b) All amounts received in respect of principal and interest on loans from Maker to other participants in the Project under Section 5.2(c) of the Loan Agreement for such quarter.

     3. ADDITIONAL FINANCE CHARGES. As finance charges in addition to interest as provided in paragraph 1 above, Borrower agrees to pay Lender Contractual Payments, as defined below, of seven percent (7%) from the twenty
(20) existing wells in the Fairview Area (the "Existing Wells"), consisting of Fairview Wells Nos. 1 through 20, on Petroleum Leases Nos. 90, 91 and 92, as set forth on the map attached hereto as Attachment 1, and from the New Wells, as defined in the Loan Agreement. Such payments will be made with respect to all production on Existing Wells beginning with such production after the date the Loan is made to Borrower, and such payments shall cease with respect to such production after the date the Loan is repaid in full. As to the New Wells, such payments will continue for so long as they are producing. Such amounts shall be paid by Borrower to Lender on a quarterly basis with respect to, and within forty-five (45) days following the end of, each calendar quarter during which production royalties are paid. "Contractual Payments" are the contractual right to receive a percentage of the gross proceeds of the crude oil, natural gas, condensate and other hydrocarbons produced and sold, free of cost and without reduction for drilling, development, operating, marketing or production expenses or other costs incident to the production and sale of hydrocarbons produced, except for production and severance taxes, if any.

     4. LIMITATION ON FINANCE CHARGES. Notwithstanding any other provision in this Note or in the Loan Agreement, the total "loan finance charge," as defined in Section 18-15-102, Colorado Revised Statutes, under this Note and the Loan Agreement, including without limitation the sum of (a) the origination fee provided in Section 1.1 of the Loan Agreement, (b) interest as provided in paragraph 1 hereof, (c) Contractual Payments as provided in paragraph 3 hereof and (d) any premium upon a prepayment as provided in paragraph 6 hereof, with respect to any calendar quarter (or lesser portion of a calendar quarter during which there is an unpaid principal balance hereof), shall not exceed a rate of forty-five percent (45%) per annum on the weighted average unpaid principal balance during such quarter.

     5. SECURITY. This Note is secured by a security agreement of even date herewith in favor of Lender.

     6. PREPAYMENT. Maker shall have the option to prepay this Note at any time, in whole or in part, at the "Make-Whole Amount", which is defined as the greater of: (a) this Note's remaining principal amount (or portion thereof being prepaid, as applicable) or (b) the sum of the discounted values of each remaining projected interest and principal payment as estimated by an independent reservoir engineer selected by Borrower and reasonably acceptable to Lender, with each such payment discounted at the rate equal to the U.S. Treasury Rate plus 50 basis points. The U.S. Treasury Rate will be a rate equal to the then current yield on the most actively traded U.S. Treasury security having a maturity approximately equal to the remaining term of this Note, with such yield to be determined by linear interpolation if no U.S. Treasury security of appropriate maturity exists; provided, however, that until and including January 31, 1999, the Maker may make any such prepayments at the Make-Whole Amount as provided above in clause (a) without regard to clause (b).

     7. DEFAULT. Default shall occur upon an Event of Default, as provided in the Loan Agreement and upon the occurrence of an Event of Default, Lender shall have the remedies as therein provided.

                                        -2-

/Page

     8. COLLECTION. Maker and all guarantors and endorsers of this Note shall pay all costs and expenses of collection and enforcement of this Note, including reasonable attorneys' fees.

     9. WAIVER. Demand, presentment for payment, notice of dishonor, protest and notice of protest are hereby waived.

     10. ASSIGNMENT. This Note may not be assigned by Lender or Maker without the express written consent of the other party; provided, however, that Lender may assign this Note to any of its affiliates without such consent. Such an affiliate, for purposes of this paragraph 10, is any person of which Lender owns directly or indirectly more than 50% of the voting equity interests, or such person as owns directly or indirectly more than 50% of the voting equity interests of Lender.

     11. GOVERNING LAW. This Note is made and is being executed in the State of Colorado, and the provisions hereof will be construed in accordance with the laws of the State of Colorado. Furthermore, Lender and Maker (and their lawful assignees, successors and endorsers) further agree that in the event of default this Note may be enforced in any court of competent jurisdiction in the States of Colorado or Illinois, and they do hereby submit to such jurisdiction in the States of Colorado or Illinois.

     12. SEVERABILITY. Invalidation of any of the provisions of this Note shall not affect the remainder of this Note.

     13. U.S. DOLLARS. All amounts payable by any party hereunder shall be paid in United States Dollars.

     14. AMENDMENT. This Note may be amended or modified pursuant to an instrument in writing signed by both parties.

     15. SERVICE OF PROCESS. For purposes of commencing any action or proceeding against Maker relating to this Note, CT Corporation System, 1675 Broadway, Suite 1200, Denver, Colorado 80202, or Tipperary Corporation, 633 Seventeenth Street, Suite 1550, Denver, Colorado 80202, is hereby designated as the agent of Maker on whom all process commencing such action or proceeding may be served.


TIPPERARY OIL & GAS (AUSTRALIA) PTY LTD.


By:  /s/ David L. Bradshaw
     -----------------------------------
     David L. Bradshaw, President

                                        -3-